Exhibit 2.1

SHARES PURCHASE AGREEMENT

By and Among

ANALOGIC CORPORATION

and

CHONGQING ANKE MEDICAL EQUIPMENT CO., LTD.

Dated as of January 30, 2008

SHARES PURCHASE AGREEMENT

THIS SHARES PURCHASE AGREEMENT, dated as of January 30 2008, is made by and among Analogic Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts, U.S.A., and having offices at 8 Centennial Drive, Peabody, Massachusetts 01960, U.S.A. (the “Seller”), and Chongqing Anke Medical Equipment Co., Ltd., a company organized and existing under the PRC Law (as defined herein) and having registered offices at 3/F District 2, Neptune Building, #62 Star Road, Hi-tech Industry Development Park, New North Zone, Chongqing, the PRC (the “Purchaser”). The Seller and the Purchaser may hereinafter be referred to as a “Party” individually and as the “Parties” collectively.

WHEREAS, the Seller owns 40,274,300 shares in Shenzhen Anke High-Tech Company Limited, a Sino-foreign joint stock company organized and existing under the PRC Law and having registered offices at 26 Yanshan Road, Shekou, Nanshan District, Shenzhen, Guangdong, PRC (the “Company”), representing 44.645% of the total issued shares in the Company;

WHEREAS, following discussions among the Parties, the Parties have determined to enter into this Agreement, pursuant to which the Purchaser has agreed to purchase from the Seller, and the Seller has agreed to sell to the Purchaser, 17,721,755 shares held by the Seller in the Company, representing 19.645% of the total issued shares in the Company (the “Shares”); and

WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and intending to be legally bound hereby, the Purchaser and the Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement (as defined below), the following terms shall have the following meanings:

“Agreement” or “this Agreement” means this Shares Purchase Agreement dated as of January 30, 2008, between the Seller and the Purchaser (including the Exhibits hereto, which are expressly incorporated herein) and all amendments hereto made in accordance with the provisions of Section 9.08.

“Ancillary Documents” means the EJV Joint Venture Contract, the EJV Articles of Association, the Master Trademark Agreement, the Debts Repayment Agreement, the Termination Agreement, and the Shares Pledge Agreement.

“Business Day” means any day that is not a Saturday, a Sunday, a statutory holiday, or another day on which banks in PRC are required or authorized by PRC Law to be closed.

“Debts Repayment Agreement” means the Debts Repayment Agreement executed by the Company, the Seller, and the Purchaser on the date of this Agreement,

“EJV Articles of Association” means the Articles of Association in connection with the establishment of the New EJV executed by the Parties.

“EJV Joint Venture Contract” means the Equity Joint Venture Contract in connection with the establishment of the New EJV executed by the Parties.

“Encumbrance” means any real or personal security interest, pledge, mortgage, lien, charge, or encumbrance, or any contract or agreement constituting a privilege, or any agreement or right of any nature creating rights for Third Parties or restricting the full enjoyment, ownership, or transferability, or any other arrangement having a similar effect.

“Existing Trademarks” shall have the same meaning as assigned to in the Master Trademark Agreement.

“Existing Trademarks Assignment Contract” means the Existing Trademarks Assignment Contract to be entered into between the Company and the New EJV (in connection with the Company’s assignment of the Existing Trademarks to the New EJV contemplated by the Master Trademark Agreement), substantially in the form attached to the Master Trademark Agreement.

“Governmental Authority” means any national, governmental, local, regulatory, or administrative authority, agency, or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, judgment, injunction, decree, or award promulgated or issued by any Governmental Authority.

“Law” means any national, provincial, or local law, ordinance, regulation, rule, code, administrative order, requirement, or rule of law.

“Logo License Contract” means the Logo License Contract to be entered into between the New EJV (as the licensor) and the Company (as the licensee), substantially in the form attached to the Master Trademark Agreement.

“Master Trademark Agreement” means the Master Trademark Agreement executed by the Company, the Seller, and the Purchaser on the date of this Agreement,

“New EJV” means a new equity joint venture in the form of a limited liability company to be established by the Parties pursuant to the EJV Joint Venture Contract and the EJV Articles of Association, in which each of the Parties will hold fifty percent (50%) of the equity interest.

“New Trademarks” shall have the same meaning as assigned to in the Master Trademark Agreement.

“Original Approval Authority” means the original approval authority of the People’s Government of Shenzhen Municipality that approved the establishment and alteration of the Company.

“Outstanding Debts” shall have the same meaning as assigned to in the Debts Repayment Agreement.

“Person” means any individual, limited liability company, corporation, association, partnership, business trust, joint stock company, joint venture, trust, estate, or other entity or organization of whatever nature.

“PRC” or “China” means the People’s Republic of China. Except where the context otherwise requires and only for the purposes of this Agreement, references in this Agreement to “PRC” or “China” shall be deemed not to include Taiwan, Hong Kong, or Macau.

“Renminbi” or RMB” means the lawful currency of PRC.

“Rep.Office” means Analogic Corporation, Shenzhen Representative Office.

“SAFE Chongqing” means State Administration of Foreign Exchange, Chongqing Branch.

“SAFE Shenzhen” means State Administration of Foreign Exchange, Shenzhen Branch.

“Shares Pledge Agreement” means the Shares Pledge Agreement executed by the Company, the Seller, and the Purchaser on the date of this Agreement.

“Shenzhen AIC” means Shenzhen Administration for Industry and Commerce.

“Shenzhen HPE” means Shenzhen Hi-tech Property Exchange.

“Termination Agreement” means the Termination Agreement executed by the Company and the Seller on the date of this Agreement.

"Third Party” means any Person other than the Parties.

“Trademark Bureau” means Trademark Bureau of PRC State Administration for Industry and Commerce.

“US Dollars” or “USD” means the lawful currency of the United States of America.

“Words License Contract” means the Words License Contract to be entered into between the New EJV, the Company (the New EJV and the Company act as the licensors) and the Seller (as the licensee), substantially in the form attached to the Master Trademark Agreement.

SECTION 1.02. Definitions.

Each of the following terms is defined in the section set forth opposite such term:

Term	Location

“Breaching Party”	8.01	(f)

“Closing”	2.03	(a)

“Closing Date”	2.03	(a)

“Company”	Preamble

“Existing Trademark Assignment”	2.03	(b)

“Indemnitee”	7.04

“Indemnitor”	7.04

“Loss” or “Losses”	7.02

“Non-Breaching Party”	8.01	(f)

“Payment Conditions”	2.03	(b)

“Party” or “Parties”	Recitals

“Purchase Price”	2.02	(a)

“Purchaser”	Recitals

“Purchaser Indemnitees”	7.03

“Reset Election”	2.03	(d)

“Reset Transaction”	2.03	(d)

“Sale Transaction”	2.01

“Seller”	Recitals

“Seller Indemnitees”	7.02

“Shares”	Preamble

“Submission Conditions”	5.10	(a)

“Submission of Application”			5.10	(a)

ARTICLE II
PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares together with all rights and interests attached thereto free and clear of any Encumbrances (such transaction being referred to herein as the “Sale Transaction”).

SECTION 2.02. Purchase Price

(a) The purchase price for the Shares shall be Two Million US Dollars (USD2,000,000) (the “Purchase Price”).

(b) The Purchaser shall pay the Purchase Price in US Dollars to the Seller within fifteen (15) Business Days after the Closing.

SECTION 2.03. Closing

(a) Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Shares contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company at 26 Yanshan Road, Shekou, Nanshan District, Shenzhen, Guangdong, PRC, within five (5) Business Days after the satisfaction of the conditions precedent set forth in Article VI hereof, or at such other place or on such other date as the Seller and the Purchaser may mutually agree upon (the day on which the Closing takes place being referred to herein as the “Closing Date”). The Parties agree to a target Closing Date of May 30, 2008.

(b) Notwithstanding any other provisions of this Agreement to the contrary, the Purchaser hereby unconditionally agrees and acknowledges that it shall in no event and under no circumstances whatsoever be entitled or have the right to enjoy or exercise in any manner whatsoever any rights to or interests in the Shares, including without limitation any shareholder’s rights to or interests in the Shares (or any rights or interests attached thereto), until and unless (i) the Closing has been completed, (ii) the Purchaser has paid to the Seller, and the Seller has received from the Purchaser, the full amount of the Purchase Price without any offset, holdback, escrow, or reduction of any kind whatsoever, (iii) the Company has paid to the Seller, and the Seller has received from the Company, the full amount of the Outstanding Debts (as defined in the Debts Repayment Agreement) without any offset, holdback, escrow, or reduction of any kind whatsoever (the conditions specified in clauses (ii) and (iii) of this paragraph being referred to herein as the “Payment Conditions”), and (iv) the assignment of the Existing Trademarks contemplated by the Existing Trademarks Assignment Contract has been completed and taken effect (the “Existing Trademark Assignment”).

(c) In the event that the Original Approval Authority has granted approval on the sale and purchase of the Shares contemplated by this Agreement, and /or Shenzhen HPE has completed registration in connection with the sale and purchase of the Shares contemplated by this Agreement, but the Closing does not occur or has not been completed within thirty (30) days after obtaining the approval of the Original Approval Authority or fifteen (15) days after the completion of registration with Shenzhen HPE, then the Seller may terminate this Agreement by written notice to the Purchaser, and then

(1)	The Purchaser shall cooperate with the Seller, execute and deliver any and all agreements, certificates, and documents of any kind whatsoever, and take any and all actions of any kind whatsoever, in order to cancel and rescind such approval and/or registration, such that the end result is to cancel the Sale Transaction and leave the Parties in the position that they would have been in as if the Sale Transaction had never occurred, at the Purchaser’s own costs and expenses; and

(2)	Notwithstanding the occurrence of the events and actions contemplated by clause (1) of this Section 2.03.(c), any and all of the other transactions that are contemplated by the Ancillary Documents that have been completed and consummated shall remain completed and consummated and shall not be cancelled, rescinded, voided, undone, or otherwise nullified in any way whatsoever.

(d) In the event that either (i) all of the Payment Conditions have not been completely and unconditionally satisfied and met within thirty (30) days after the Closing, or

(ii) the Existing Trademarks Assignment has not been completed and taken effect within nine
(9) months after the Closing, then, if the Seller so elects (the “Reset Election”) by written notice to the Purchaser:

(1)	The Purchaser shall (i) transfer back to the Seller, and the Seller shall accept back from the Purchaser, all of the Shares together with all rights and interests attached thereto free and clear of any Encumbrances and free of charge (such transaction being referred to herein as the “Reset Transaction”), and (ii) cooperate with the Seller, execute and deliver any and all agreements, certificates, and documents of any kind whatsoever, and take any and all actions of any kind whatsoever, in order to complete and consummate the Reset Transaction such that the end result is to cancel the Sale Transaction and leave the Parties in the position that they would have been in as if the Sale Transaction had never occurred, at the Purchaser’s own costs and expenses, and

(2)	Notwithstanding the occurrence of the events and actions contemplated by clause (1) of this Section 2.03.(d), any and all of the other transactions that are contemplated by the Ancillary Documents that have been completed and consummated shall remain completed and consummated and shall not be cancelled, rescinded, voided, undone, or otherwise nullified in any way whatsoever.

SECTION 2.04. Closing Deliveries.

(a) At the Closing, the Seller shall deliver to the Purchaser the items identified on Exhibit 2.04(a).

(b) At the Closing, the Purchaser shall deliver to the Seller the items identified on Exhibit 2.04(b).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that each of the following representations or warranties shall be true as of the date hereof and as of the Closing Date:

SECTION 3.01. Organization and Existence of the Seller; Power and Authority; Binding Effect.

(a) The Seller is a corporation duly incorporated and validly existing under the Law of the jurisdiction where it is established.

(b) The Seller has all requisite power and authority to enter into, perform its obligations under, and consummate the transactions contemplated by, this Agreement and the Ancillary Documents.

(c) This Agreement has been duly executed by the Seller and (assuming due execution by the Purchaser) is the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except insofar as enforceability may be affected or limited by bankruptcy, insolvency, reorganization, or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally.

(d) The Seller is not subject to any insolvency or bankruptcy proceedings or involved in any other pending claim, action, proceeding, or investigation, which may delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Seller’s ability to consummate, the transactions contemplated by this Agreement or any Ancillary Documents.

SECTION 3.02. Ownership of the Shares.

(a) To the Seller’s knowledge, the Shares have been validly issued, fully paid, and duly registered.

(b) To the Seller’s knowledge, the Shares represent 19.645% of the total issued shares in the Company and are owned by the Seller free and clear of all Encumbrances.

SECTION 3.03. No Conflict.

Assuming that all approvals referred to in Sections 6.02(b), (c), and (d) of this Agreement have been obtained, to the Seller’s knowledge, the execution and performance of this Agreement or the Ancillary Documents by the Seller or the consummation of the transactions contemplated hereby or thereby, shall not:

(a) Violate, conflict with, or result in the breach of any provision of the articles of association or by-laws (or similar organizational documents) of the Seller;

(b) Conflict with or violate any Law or Governmental Order applicable to the Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that each of the following representations or warranties shall be true as of the date hereof and as of the Closing Date:

SECTION 4.01. Organization and Existence of the Purchaser; Power and Authority; Binding Effect.

(a) The Purchaser is a company duly established and validly existing under PRC Law.

(b) The Purchaser has all requisite power and authority to enter into, perform his obligations under, and consummate the transactions contemplated by, this Agreement and the Ancillary Documents.

(c) This Agreement has been duly executed by the Purchaser and (assuming due execution by the Seller) is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(d) The Purchaser is not subject to any liquidation or bankruptcy proceedings or involved in any other pending claim, action, proceeding, or investigation, which may delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Purchaser’s ability to consummate, the transactions contemplated by this Agreement or any Ancillary Documents.

SECTION 4.02. No Conflict.

Assuming that all approvals referred to in Sections 6.02(b), (c), and (d) of this Agreement have been obtained, the execution and performance of this Agreement or the Ancillary Documents by the Purchaser or the consummation of the transactions contemplated hereby or thereby, shall not:

(a) Violate, conflict with, or result in the breach of any provision of the articles of association or by-laws (or similar organizational documents) of the Purchaser;

(b) Conflict with or violate any Law or Governmental Order applicable to the Purchaser; or

(c) Result in any breach of, require any consent under, or give to others any rights of amendment, suspension, revocation, or termination pursuant to, any agreement, arrangement, permit, or Governmental Order to which the Purchaser is a party or by virtue of which the Purchaser is bound.

SECTION 4.03. Financing.

The Purchaser has sufficient immediately available funds to pay to the Seller, in cash, the full Purchase Price and all of the other amounts payable pursuant to this Agreement or otherwise necessary to consummate all of the transactions contemplated hereby. Upon the consummation of such transactions, (a) the Purchaser will not come into either liquidation or bankruptcy, and (b) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature.

SECTION 4.04. Litigation.

As of the date hereof and as of the Closing Date, no legal action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity, or enforceability of this Agreement or any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

ARTICLE V
COVENANTS

SECTION 5.01. Corporate Authorization.

Each Party shall use all commercially reasonable efforts to obtain all necessary internal authorizations, including but not limited to the approvals of its board of directors, shareholders, or other competent internal governance bodies, where applicable, within thirty (30) days after the date hereof.

SECTION 5.02. Approval of Original Approval Authority.

The Parties, with the full assistance of the Company, shall make all filings with, and use all commercially reasonable efforts to obtain all necessary approvals from, the Original Approval Authority which are necessary pursuant to applicable PRC Law with respect to (i) the sale and purchase of the Shares as contemplated by this Agreement; and (ii) the shares pledge contemplated by the Shares Pledge Agreement, and shall supply the Original Approval Authority as promptly as practicable any additional information and documentary material that may be requested.

SECTION 5.03. Trademarks.

The Parties shall enter into, and the Parties shall use all commercially reasonable efforts to cause the Company to enter into, the Master Trademark Agreement on the date of this Agreement, and the Purchaser shall use all commercially reasonable efforts to:

(a) Cause the release of all judicial and administrative freezes or confiscation attached to the Trademarks prior to the Submission of Application;

(b) Cause the Company and the New EJV to enter into the Existing Trademarks Assignment Contract and to successfully submit application (for the assignment of the Existing Trademarks contemplated by the Existing Trademarks Assignment Contract) with Trademark Bureau within ten (10) Business Days after the establishment of the New EJV;

(b) Cause the Company and the New EJV to enter into the Logo License Contract within ten (10) Business Days after the establishment of the New EJV; and

(d) Cause the EJV and the Company to enter into, and the Seller shall enter into, the Words License Contract within ten (10) Business Days after the establishment of the New EJV.

Furthermore, the Parties shall use all commercially reasonable efforts to (i) establish the New EJV prior to the Submission of Application; and (ii) cause the New EJV to successfully submit the application for the New Trademarks with Trademark Bureau within fifteen (15) Business Days after the establishment of the New EJV.

SECTION 5.04. Termination of Prior Agreements.

The Seller shall enter into, and the Parties shall use all commercially reasonable efforts to cause the Company to enter into, the Termination Agreement on the date of this Agreement.

SECTION 5.05. Repayment of the Outstanding Debts.

The Parties shall enter into, and the Parties shall use all commercially reasonable efforts to cause the Company to enter into, the Debts Repayment Agreement on the date of this Agreement, and the Purchaser shall use all commercially reasonable efforts to cause the Company to repay the Outstanding Debts in full prior to the Submission of Application.

SECTION 5.06. Registration with Shenzhen HPE

The Purchaser shall attend to and complete, and it shall use all commercially reasonable efforts to cause the Company to attend to and complete, the necessary registration with Shenzhen HPE in connection with (i) the sale and purchase of the Shares as contemplated by this Agreement; and (ii) the shares pledge contemplated by the Shares Pledge Agreement. Only upon the completion of the shares pledge registrations with both SAFE Chongqing and Shenzhen HPE, can the Company proceed with the shares transfer registration with Shenzhen HPE.

SECTION 5.07. Clearance from Chongqing Tax Authorities

The Purchaser shall submit application with the tax authorities in Chongqing within one (1) Business Day after the Closing Date, and to obtain all necessary clearances from the tax authorities in Chongqing, for the sale and purchase of the Shares contemplated by this Agreement and related tax issues at the Purchaser’s own costs and expenses.

SECTION 5.08. Approval of & Registration with SAFE.

The Purchaser shall attend to and complete, and it shall use all commercially reasonable efforts to cause the Company to attend to and complete, the necessary registration with SAFE Shenzhen in connection with (i) the sale and purchase of the Shares as contemplated by this Agreement and (ii) the shares pledge contemplated by the Shares Pledge Agreement. The Purchaser shall:

(a) submit the application with SAFE Chongqing within one (1) Business Day after obtaining clearance from the tax authorities in Chongqing, and to obtain all necessary clearances from SAFE Chongqing, for the payment of the Purchase Price to the Seller, at the Purchaser’s own costs and expenses;

(b) obtain all necessary approvals of, and complete all registration with, SAFE Chongqing in connection with the shares pledge contemplated by the Shares Pledge Agreement within twenty (20) Business Days after obtaining the approval of the Original Approval Authority.

SECTION 5.09. Registration with Shenzhen AIC

Within five (5) Business Days after the date on which all of the Payment Conditions have been completely and unconditionally satisfied and met, the Purchaser shall cause the Company to attend to registration with Shenzhen AIC in connection with the amendment to the articles of association of the Company, the shareholding structure of the Company (after the Closing), and the new directors of the Company. For the avoidance of doubt, the Purchaser shall use all commercially reasonable efforts to cause the Company not to attend to such registration until and unless all of the Payment Conditions have been completely and unconditionally satisfied and met.

SECTION 5.10. Submission of Application

(a) The Parties shall use all commercially reasonable efforts to cause the Company to attend to the approval proceeding with Shenzhen BTI and the registration proceeding with Shenzhen HPE in connection with (i) the sale and purchase of the Shares contemplated by this Agreement; and (ii) the shares pledge contemplated by the Shares Pledge Agreement (collectively, the “Submission of Application”) after the complete and unconditional satisfaction of the following conditions (the “Submission Conditions”):

(i) The Company shall have repaid the Outstanding Debts in full to the Seller;

(ii) All judicial and administrative freezes or confiscation attached to the Trademarks have been duly released;

(iii) The Trademarks are free and clear of any and all Encumbrance, freezes or confiscation;

(iv) The New EJV shall have been duly established under PRC Law;

(v) The Company and the New EJV have entered into the Existing Trademarks Assignment Contract and then have successfully submitted the application for the assignment of the Existing Trademarks with the Trademark Bureau;

(vi) The New EJV, the Company and the Seller have entered into the Words License Contract;

(vii) The New EJV and the Company have entered into the Logo License Contract;

(viii) The New EJV has successfully submitted the application for the New Trademarks with Trademark Bureau; and

(ix) The Purchaser has completed the registration of its current name and the change of directors of the Company with the Original Approval Authority and Shenzhen HPE.

(b) Only when all the Submission Conditions have been completely and unconditionally satisfied, shall the Parties execute and deliver the following documents:

(i)	The Amendment to the articles of association of the Company;

(ii) The resolutions adopted by the Company’s shareholders in a duly convened shareholders’ meeting authorizing (1) the sale and purchase of the Shares contemplated by this Agreement; (2) the shares pledge contemplated by the Shares Pledge Agreement; and (3) the election and appointment of new directors; and

(iii) The resolutions adopted by the Company’s Board of Directors authorizing the election and appointment of the chairman of the Company’s Board of Directors.

SECTION 5.11. Further Action.

(a) Subject to the terms and conditions of this Agreement, each Party shall cooperate with the other Party and shall use all commercially reasonable efforts to take all appropriate actions, do all necessary or proper things, and execute and deliver all requisite documents, in order to carry out the provisions of this Agreement or any Ancillary Documents and consummate the transactions contemplated by this Agreement or any Ancillary Documents.

(b) The Parties specifically undertake to vote in favor of the transactions contemplated by this Agreement or any Ancillary Documents at a shareholders’ meeting of the Company.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

SECTION 6.01. Purchaser’s Conditions Precedent.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date. The covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects.

(b) Shareholders’ Approval. The shareholders of the Company shall have approved (i) the sale and purchase of the Shares contemplated by this Agreement, and (ii) the execution and performance of the Ancillary Documents by the Company and the consummation of the transactions contemplated thereby; and all of such shareholders shall have waived their respective preemptive and similar or related rights in this respect.

(c)	Government Approvals.

(i) Approval of Original Approval Authority. The Company shall have received an approval issued by the Original Approval Authority approving the sale and purchase of the Shares contemplated by this Agreement.

(ii) Registration with Shenzhen HPE. The Company shall have completed the registration with Shenzhen HPE with regard to the sale and purchase of the Shares contemplated by this Agreement.

(d) Authorization and Consents. This Agreement and the transactions contemplated hereby and documents incident thereto shall have been duly authorized and approved by all necessary corporate actions. The Purchaser shall have also received all the Third Party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

(e) Ancillary Documents. The Ancillary Documents shall have been duly executed and delivered by all of the respective parties thereto, and shall have been duly authorized and approved by all necessary corporate actions. Moreover:

(i)	The New EJV is duly established under PRC Law; and

(ii) The Company and the New EJV have entered into both the Existing Trademarks Assignment Contract and the Logo License Contract.

SECTION 6.02. Seller’s Conditions Precedent.

The obligation of the Seller to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment, or the waiver by the Seller, of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date. The covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects.

(b) Shareholders’ Approval. The shareholders of the Company shall have approved (i) the sale and purchase of the Shares contemplated by this Agreement, and (ii) the execution and performance of the Ancillary Documents by the Company and the consummation of the transactions contemplated thereby; and all of such shareholders shall have waived their respective preemptive and similar or related rights in this respect.

(b)	Government Approvals.

(i) Approval of Original Approval Authority. The Company shall have received an approval issued by the Original Approval Authority approving the sale and purchase of the Shares contemplated by this Agreement, and the Purchaser shall have received an approval issued by the Original Approval Authority approving the shares pledge contemplated by the Shares Pledge Agreement.

(ii) Registration with Shenzhen HPE. The Company shall have completed the registration with Shenzhen HPE with regard to the sale and purchase of the Shares contemplated by this Agreement, and the Purchaser shall have completed the registration with Shenzhen HPE with regard to the shares pledge contemplated by the Shares Pledge Agreement.

(iii) Approval of and registration with SAFE Chongqing. The Purchaser shall have obtained all necessary approvals of, and completed all necessary registrations with, SAFE Chongqing with regard to the shares pledge contemplated by the Shares Pledge Agreement.

(c) Authorization and Consents. This Agreement and the transactions contemplated hereby and documents incident thereto shall have been duly authorized and approved by all necessary corporate actions. The Seller shall have also received all the Third Party consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

(e) Ancillary Documents. The Ancillary Documents have been duly executed and delivered by the Seller and the Company, and shall have been duly authorized and approved by all necessary corporate actions. All of the Submission Conditions have been completed and unconditionally satisfied and met..

ARTICLE VII
INDEMNIFICATION

SECTION 7.01. Survival of Representations and Warranties.

The representations and warranties of the Parties contained in this Agreement shall survive until September 30, 2008. For the sake of clarity, it is specified that as long as a claim is made prior to September 30, 2008, by a Party, such Party shall still be entitled to the indemnification associated with such claim, if any, after September 30, 2008.

SECTION 7.02. Indemnification of the Seller.

The Purchaser agrees to indemnify and hold harmless the Seller and its directors, officers, employees, attorneys, and agents (the “Seller Indemnitees”) to the fullest extent lawful from and against (a) any and all actions, suits, claims, proceedings, costs, losses, damages, judgments, amounts paid in settlement in accordance with this Article VII, and reasonable expenses, including without limitation reasonable attorneys’ fees and disbursements (hereinafter collectively referred to as a “Loss” or “Losses”), suffered or incurred by any Seller Indemnitee to the extent arising out of or relating to any inaccuracy in, or breach, violation, or nonobservance of, the representations, warranties, covenants, or agreements made by the Purchaser herein or in any other agreement referenced herein, and (b) any and all Losses arising out of or relating to any other conduct by the Purchaser or its directors, officer, employees, attorneys, or agents with respect to the consummation of transactions contemplated by this Agreement.

SECTION 7.03 Indemnification of the Purchaser.

The Seller agrees to indemnify and hold harmless the Purchaser and its directors, officers, employees, attorneys, and agents (the “Purchaser Indemnitees”) to the fullest extent lawful from and against (a) any and all Losses suffered or incurred by any Purchaser Indemnitee to the extent arising out of or relating to any inaccuracy in, or breach, violation, or nonobservance of, the representations, warranties, covenants, or agreements made by the Seller herein or in any other agreement referenced herein, and (b) any and all Losses arising out of or relating to any other conduct by the Seller or its directors, officer, employees, attorneys, or agents with respect to the consummation of transactions contemplated by this Agreement.

SECTION 7.04. Expenses; Reimbursement.

Any Party required to provide indemnification pursuant to Section 7.02 or 7.03 hereof (any such Party being referred to herein as the “Indemnitor”) shall promptly reimburse the party entitled to indemnification (the “Indemnitee”) for all Losses constituting reasonable expenses (including without limitation reasonable attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend, or defending any such action, suit, claim, or proceeding (including any inquiry or investigation) for which indemnification is available under this Article VII, regardless of whether such Indemnitee is an actual or potential party thereto. To the extent that the Indemnitor shall indemnify or reimburse an Indemnitee for Losses or expenses pursuant to Section 7.02, Section 7.03, or this Section 7.04, and it is subsequently judicially determined that such Indemnitee was not entitled to such indemnification or reimbursement of expenses hereunder, such Indemnitee shall promptly refund to the Indemnitor the amounts so received by such Indemnitee. In the event that an Indemnitee shall appeal a judgment contemplated by the preceding sentence that is adverse to such Indemnitee, and thereafter it shall be judicially determined that such Indemnitee was entitled to indemnification hereunder, the Indemnitor shall reimburse such Indemnitee for all Losses incurred by such Indemnitee, including without limitation amounts earlier refunded to the Indemnitor by such Indemnitee and the costs associated with pursuing and prosecuting such appeal.

SECTION 7.05. Contribution.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Sections 7.02 and 7.03 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Indemnitor on grounds of public policy or otherwise, the Indemnitor shall, to the fullest extent permitted by Law, contribute to the aggregate Losses in such proportion as is appropriate to reflect the relative fault of each party in connection with the conduct which resulted in the Loss. The Parties agree that it would not be just or equitable if contribution were determined by pro-rata allocation or by any other method of allocation which does not take into account relative fault and other equitable considerations. The Parties further agree that if and to the extent that pro-rata contributions are nevertheless considered by a court, all Indemnitees shall collectively be deemed to be a single Person.

SECTION 7.06. Notice; Settlements.

An Indemnitee shall provide written notice to the Indemnitor of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnitee of any matters giving rise to a claim for indemnification; provided, however, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnitor of its obligations under this Article VII, except if and to the extent that the Indemnitor has been materially prejudiced thereby. In case any such action, suit, claim, or proceeding is brought against an Indemnitee, the Indemnitor shall be entitled to participate in the defense thereof, and, at its election (or the election of any Indemnitor individually on his own behalf), assume control of such defense with counsel reasonably acceptable to such Indemnitee, by delivering written notice to that effect to such Indemnitee. Upon delivery of such notice to such Indemnitee and approval of such counsel by such Indemnitee, the Indemnitor will not be liable under Section 7.02, 7.03, or 7.04 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense of such action, suit, claim, or proceeding. The Indemnitor shall not be liable for any settlement of any action, suit, claim, or proceeding effected without its prior written consent, provided that such consent shall not be unreasonably withheld. The Indemnitor shall not, without an Indemnitee’s prior written consent, which shall not be unreasonably withheld, settle or compromise any action, suit, claim, or proceeding to which such Indemnitee is a party, or consent to the entry of any judgment in respect thereof. The Indemnitor shall not, without an Indemnitee’s prior written consent, settle or compromise any action, suit, claim, or proceeding with respect to which indemnification may be sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnitee from all liability arising out of such action, suit, claim, or proceeding, and the requirements of this sentence shall apply regardless of whether such Indemnitee is an actual or potential party to such action, suit, claim, or proceeding.

SECTION 7.07. Survival.

The obligations of the Parties under this Article VII shall survive the transfer of any Shares or the Closing or termination of this Agreement and the transactions contemplated hereby, and shall inure to the benefit of any transferee or assignee to the extent provided by this Agreement.

SECTION 7.08. Limitation.

Notwithstanding any provision in this Article VII to the contrary, in no event shall either Party have any obligation to indemnify the other Party with respect to any Losses to the extent that such Losses arise out of or are related to (a) any act or omission (or alleged act or omission) of the Party seeking indemnification, which act or omission results in any violation or breach (or alleged violation or breach) of any contract, agreement, or understanding (written or oral) or any duty (fiduciary or otherwise) to which the Party seeking indemnification is a party or is subject (other than violations or breaches alleged to have been committed by the Party seeking indemnification with respect to the contracts and agreements entered into with the other Party in connection with the transactions contemplated hereby, which alleged violations or breaches are not proved), or (b) any act or omission or the status of (or alleged act or omission or the alleged status of) the Party seeking indemnification, which act, omission, or status results in any violation or breach (or alleged violation or breach) of any law, rule, regulation, or order applicable to either Party.

SECTION 7.09. Limitations.

The indemnification due by an Indemnitor to an Indemnitee under this Article 7 shall be equal to the entire amount of the Losses, subject to the following:

(a) The Indemnitor shall not be liable to the Indemnitee for any Losses unless the aggregate of idemnifiable Losses incurred under this Agreement exceeds Two Hundred Thousand US Dollars (USD200,000), it being specified that in the event that such amount is exceeded, the indemnification shall become due from the first dollar of such Losses.

(b) The maximum aggregate amount of indemnifiable Losses that may be recovered by the Indemnitee under this Agreement shall not exceed the Purchase Price. If the aggregate amount of the idemnifiable Losses covered by indemnifications provided hereunder by the Seller as the Indemnitor to the Purchaser as the Indemnitee exceeds Ten Per cent (10%) of the Purchase Price, i.e. Two Hundred Thousand US Dollars (USD200,000), the Seller shall be entitled to buy back the Shares from the Purchaser at a price equal to the Purchase Price minus the aggregate amount of the indemnifiable Losses paid by the Seller.

(c) The Parties waive as against each other any claims to special, exemplary, or punitive damages. Notwithstanding anything to the contrary in this Agreement, any award of special, exemplary, or punitive damages shall not be included in calculating the amount of indemnifiable Losses hereunder.

SECTION 7.10. Other Provisions.

Any amount due by an Indemnitor to an Indemnitee hereunder may be reduced by the Indemnitor by any amount due to it from the Indemnitee.

ARTICLE VIII
TERMINATION

SECTION 8.01. Termination.

This Agreement and the transactions contemplated hereby may be terminated:

(a) by the mutual written consent of the Parties;

(b) by either Party in the event of a force majeure that results in the inability of the Parties to implement this Agreement

(c) by the Seller if the Closing does not occur on or before the date that is six (6) months after the date hereof, provided that nothing in this Agreement will limit the Seller’s right to claim damages in this respect;

(d) by the Seller if the Closing does not occur or has not been completed within thirty (30) Business Days after obtaining the approval of the Original Approval Authority on the sale or purchase of the Shares contemplated by this Agreement, or fifteen (15) Business Days after the completion of registration with Shenzhen HPE in connection with the sale or purchase of the Shares contemplated by this Agreement;

(e) by the Seller if the Purchaser fails to obtain the approval of, or complete the registration with, SAFE Chongqing in connection with the shares pledge contemplated by the Shares Pledge Agreement within four (4) months after the date of the Shares Pledge Agreement; or

(f) by either Party (for the purposes of this Article VIII, the “Non-Breaching Party”) in the event of a material breach by the other Party (for the purposes of this Article VIII, the “Breaching Party”) that continues for thirty (30) days after notice of such breach has been given by the Non-Breaching Party to the Breaching Party, provided that such breach results in the inability to implement this Agreement.

SECTION 8.02. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that (i) nothing herein shall relieve either Party from liability for any breach of this Agreement prior to such termination, (ii) the provisions of Articles VII, VIII, and IX shall survive for the purposes of, and during the duration of, any dispute between the Parties concerning such termination, and (iii) the provisions of Section 8.02(b) shall survive such termination.

(b) In the event of termination of this Agreement resulting from the breach by a Party of its obligations under this Agreement, the Non-Breaching Party shall be entitled to claim damages from the Breaching Party.

(c) In the event that a Party is in breach of this Agreement, and, as a result of such breach, the Closing fails to occur within six (6) months after the date hereof, the Breaching Party shall pay the Non-Breaching Party a break-up fee of Two Hundred Thousand (USD200,000).

SECTION 8.03. Waivers, Remedies, and Elections.

No waiver by a Party of a breach of any provision of this Agreement shall (a) invalidate this Agreement or any provision hereof, (b) constitute a waiver or relinquishment of such provision in the future, (c) constitute a waiver of or consent to any subsequent breach of such provision, (d) bar any right or remedy of such party relating to any such subsequent breach, or (e) constitute a waiver of any other covenant or condition herein. No failure, omission, or delay by a Party in exercising any right or remedy under this Agreement shall invalidate this Agreement or any provision hereof, or constitute a waiver or relinquishment of the same or of any other right or remedy of such Party. No partial exercise of any right or remedy by a Party shall operate as a waiver of the same or of any other right or remedy of such party on any future occasion. The exercise by a Party of any right, remedy, or election under the provisions of this Agreement shall not preclude such party from exercising any other right, remedy, or election that it may have under this Agreement or otherwise. No Party shall be deemed to have waived any right or remedy under this Agreement, or under any other agreement or instrument, unless such waiver shall be in writing and executed by a duly authorized representative of such Party.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01. Expenses.

All costs and expenses, including without limitation fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02. Notices.

Unless otherwise expressly provided in this Agreement, any notice, demand, approval, or other communication required or permitted to be given under this Agreement shall be in writing, shall be effective upon receipt, and shall be deemed to have been sufficiently given for all purposes herein if hand delivered with written evidence of delivery, mailed by certified or registered mail with postage prepaid and return receipt requested, or sent by express delivery via an internationally recognized express delivery service with shipment prepaid and written evidence of delivery, and addressed as follows (or to such other addressees or addresses as the Parties may designate from time to time by written notice given as provided herein)

(a)	If to the Seller:

Analogic Corporation

8 Centennial Drive, Peabody, Massachusetts 01960, U.S.A.
Tel: 001-978-326-4210
Fax: 001-978-977-6811
With attention to: Mr. John J. Fry, Vice President

(b)	If to the Purchaser:

Chongqing Anke Medical Equipment Co., Ltd.
3/F District B, Neptune Building, #62 Star Road, Hi-tech Industry
Development Park, New North Zone, Chongqing PRC
Tel: 0086 23 6183 7503
Fax: 0086 23 6183 7599
With attention to: Ms. Deng Jijing

SECTION 9.03. Public Announcements.

Neither Party shall make or cause to be made any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with Third Parties concerning the existence of this Agreement or the subject matter hereof without the prior written consent of the other Party, unless and until (a) the Closing has been completed; and (b) the Payment Conditions have been completely and unconditionally satisfied and met, except for any disclosures made by a Party in accordance with Section 9.09(b)(iv). Unless otherwise agreed by the Parties in writing, any press release or public announcement to be made in respect of this Agreement or the transactions contemplated hereby prior to or after the Closing should be substantially in the form and content attached hereto as Exhibit 9.03.

SECTION 9.04. Headings.

Headings and captions in this Agreement are used for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.05. Severability.

If any term or other provision of this Agreement is or becomes invalid, illegal or incapable of being enforced pursuant to any Law, public policy or valid and applicable Governmental Order, all other terms of this Agreement shall nevertheless remain in full force and effect. Within thirty (30) days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.06. Effectiveness.

This Agreement will come into effect upon the approval of the Original Approval Authority after signing by all the Parties.

SECTION 9.07. Assignment.

Except as expressly permitted in this Agreement, neither Party shall assign, sell, transfer, or encumber this Agreement or any of the interests herein without the prior written consent of the other Party, which consent shall be given or withheld in the sole discretion of such other Party. This Agreement shall be binding on, and inure to the benefit of, the successors and permitted assigns of each of the Parties and all entities controlled by each and every one of such successors or permitted assigns.

SECTION 9.08. Amendment.

This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Parties.

SECTION 9.09. Confidentiality.

(a) Any information and data received by a Party from any other Party shall be kept strictly confidential by each Party and shall not be disclosed to any Third Party without the prior written consent of the other Party.

(b) Article 9.09(a) shall not apply to disclosure of information which would otherwise be confidential if and to the extent:

(i) the information is in or becomes into the public domain through no fault of any Party;

(ii) the information was in the relevant Party’s possession prior to the date hereof;

(iii) the information comes into the relevant Party’s possession after the date hereof other than as a result of a breach of this undertaking; or

(iv) the information is required to be disclosed for the purposes of any judicial or arbitral proceedings, by Law, by a rule of a listing authority by which a Party’s shares are listed, a stock exchange on which a Party’s shares are listed or traded, by a Governmental Authority with relevant powers to which the Party making the disclosure is subject or submits or by a contractual commitment entered into prior to the date hereof, provided, however, that any such disclosure shall (1) be limited to the information strictly necessary to comply with the above and (2) so far as is practicable, be made after consultation with the other Party.

SECTION 9.10. Governing Law; Dispute Resolution.

This Agreement shall be governed by, and interpreted in accordance with the PRC Law. Any dispute arising out of or relating to this Agreement, including without limitation any dispute regarding its existence, validity, interpretation, or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The tribunal shall consist of three (3) arbitrators to be appointed by the Chairman of the SIAC. The language of the arbitration shall be English. The arbitration award shall be final and binding upon the Parties and may be enforced, if necessary, in any court of competent jurisdiction.

SECTION 9.11. Language.

This Agreement shall be executed in both Chinese and English. Both versions shall have the same effect.

SECTION 9.12. Counterparts.

This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above.

The Purchaser

Chongqing Anke Medical Equipment Co., Ltd.
By: /s/ TANG Wei

Name:	TANG Wei

Title: Legal Representative
The Seller
Analogic Corporation
By: /s/ James W. Green
Name: James W. Green

Title: President & CEO

Exhibit 2.04.(a)

Seller’s Closing Deliveries

At the Closing, the Seller shall deliver to the Purchaser:

(a) An original of the compliance certificate issued by the Seller, substantially in the form and content attached hereto as Exhibit 2.04.(a).(a); and

(b) A true copy of the resolutions duly and validly adopted by the board of directors of the Seller evidencing the approval of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Exhibit 2.04.(a).(a)

The Seller’s Compliance Certificate

Pursuant to Section 2.04 (a) of the Shares Purchase Agreement (the “Agreement”) dated as of January 30 2008, by and among Analogic Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts, U.S.A., and having offices at 8 Centennial Drive, Peabody, Massachusetts 01960, U.S.A. (the “Seller”), and Chongqing Anke Medical Equipment Co., Ltd., a company organized and existing under the PRC Law (as defined herein) and having registered offices at 3/F District 2, Neptune Building, #62 Star Road, Hi-tech Industry Development Park, New North Zone, Chongqing, the PRC (the “Purchaser”), Mr. John J. Fry certifies that he is the duly elected and acting Vice President and General Council of the Seller, and further certifies on behalf of the Seller that: (i) the Seller has performed satisfied in all material respects each of its obligations under the Agreement required to be performed and satisfied by it on or prior to the date hereof; and (ii) each of the representations and warranties of the Seller contained in the Agreement or in any of the Ancillary Documents (as defined in the Agreement) were true and correct when made and are true and correct on and as of the date hereof, with the same force and effect as if such representations and warranties ere made on and as of the date hereof.

INWITNESS HEROF, the undersigned has hereunto set his had as Vice President and General Council of the Seller as of January 30, 2008.

The Seller:

Analogic Corporation

By: ________________________________
Name: Title:	James W. Green President & CEO

Exhibit 2.04.(b)

Purchaser’s Closing Deliveries

At the Closing, the Purchaser shall deliver to the Seller:

(a) An original of the compliance certificate issued by the Purchaser, substantially in the form and content attached hereto as Exhibit 2.04.(b).(a);

(b) A true copy, certified by the legal representative of the Purchaser, of the resolutions duly and validly adopted at a duly convened and authorized meeting of the shareholders of the Company evidencing the approval of (i) the execution and delivery of this Agreement and the sale and purchase of the Shares contemplated hereby; (ii) the execution and delivery of the Shares Pledge Agreement and the shares pledge contemplated thereby; (iii) the execution and delivery of the Master Trademark Agreement and the consummation of the transactions contemplated thereby; (iv) the execution and delivery of the Debts Repayment Agreement and the consummation of the transactions contemplated thereby; (v) the execution and delivery of the Termination Agreement and the consummation of the transactions contemplated thereby; and (vi) the election and appointment of new directors;

(c) A true copy, certified by the legal representative of the Purchaser, of the resolutions duly and validly adopted by the shareholders of the Purchaser evidencing the approval of the execution and delivery of this Agreement and the Ancillary Documents (to which the Purchaser is a party) and the consummation of the transactions contemplated hereby and thereby;

(d) An original of the official reply issued by the Original Approval Authority approving the sale and purchase of the Shares contemplated by this Agreement;

(e) A true copy, certified by the legal representative of the Purchaser, of new foreign investment enterprise approval certificate issued by the Original Approval authority;

(f) An original of the official reply issued by the Original Approval Authority approving the shares pledge contemplated by the Shares Pledge Agreement;

(g) An original of the official reply issued by SAFE Chongqing approving the shares pledge contemplated by the Shares Pledge Agreement;

(h) An original of Foreign Security Registration Certificate issued by SAFE Chongqing in connection with the shares pledge contemplated by the Shares Pledge Agreement;

(i) A true copy, certified by the legal representative of the Purchaser, of valid proof documents to the satisfaction of the Seller indicating that the registrations with Shenzhen HPE with regard to the sale and purchase of the Shares contemplated by this Agreement have been duly completed;

(j)

A true copy, certified by the legal representative of the Purchaser, of valid proof documents to the satisfaction of the Seller indicating that the registrations with Shenzhen HPE with regard to the shares pledge contemplated by the Shares Pledge Agreement have been duly completed;

(k) A true copy, certified by the legal representative of the Purchaser, of valid proof documents to the satisfaction of the Seller indicating that the Outstanding Debts (as defined in the Debts Repayment Agreement) have been paid and wired by the Company to the Seller;

(l) A true copy, certified by the legal representative of the Purchaser, of valid proof documents indicating that the judicial or administrative freezes or confiscation attached to the Trademarks have been duly released, and the Trademarks are free and clear of any and all judicial or administrative freezing or confiscation;

(m) A true copy, certified by the legal representative of the Purchaser, of the Existing Trademarks Assignment Contract executed by the Company and the New EJV, and valid proof documents indicating that the application for the assignment of the Trademarks from the Company to the New EJV has been successfully submitted with and accepted by the Trademark Bureau;

(n) A true copy, certified by the legal representative of the Purchaser, of the Words Trademark Assignment Contract executed by the Seller, the Purchaser and the New EJV;

(o) A true copy, certified by the legal representative of the Purchaser, of the Logo Trademark Assignment Contract executed by the Company and the New EJV;

(p) A true copy, certified by the legal representative of the Purchaser, of the valid proof documents indicating that the New EJV’s application for the New Trademarks has been successfully submitted with and accepted by the Trademark Bureau;

(q) A true copy, certified by the legal representative of the Purchaser, of the Words License Contract executed by the Company, the New EJV and the Seller; and

(r) A true copy, certified by the legal representative of the Purchaser, of the Logo License Contract executed by the New EJV and the Company.

Exhibit 2.04.(b).(a)

The Purchaser’s Compliance Certificate

Pursuant to Section 2.04 (b) of the Shares Purchase Agreement (the “Agreement”) dated as of January 30 2008, by and among Analogic Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts, U.S.A., and having offices at 8 Centennial Drive, Peabody, Massachusetts 01960, U.S.A. (the “Seller”), and Chongqing Anke Medical Equipment Co., Ltd., a company organized and existing under the PRC Law (as defined herein) and having registered offices at 3/F District 2, Neptune Building, #62 Star Road, Hi-tech Industry Development Park, New North Zone, Chongqing, the PRC (the “Purchaser”), Mr. TANG Wei, certifies that he is the duly elected and acting the Legal Representative of the Purchaser and further certifies on behalf of the Purchaser that: (i) the Purchaser has performed satisfied in all material respects each of its obligations under the Agreement required to be performed and satisfied by it on or prior to the date hereof; and (ii) each of the representations and warranties of the Purchaser contained in the Agreement or in any of the Ancillary Documents (as defined in the Agreement) were true and correct when made and are true and correct on and as of the date hereof, with the same force and effect as if such representations and warranties ere made on and as of the date hereof.

INWITNESS HEROF, the undersigned has hereunto set his had as Director of the Purchaser as of January 30, 2008.

The Purchaser

Chongqing Anke Medical Equipment Co., Ltd.

By:

Name: Mr. TANG Wei

Title: Legal Representative

Exhibit 9.03.

Form of Press Release and Public Announcement

[to be provided]